Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of March 12, 2019 (the “Effective Date”), between GSV Capital Corp. (the “Company”), a Maryland corporation, and Michael T. Moe (“Consultant”), a resident of California.

RECITALS

WHEREAS, Company is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940;

WHEREAS,  the Company’s investment activities are managed by GSV Asset Management, LLC (“GSVAM”), an investment adviser registered under the Investment Advisers Act of 1940, pursuant to that certain Investment Advisory Agreement, dated April 11, 2011, as amended and restated as of March 8, 2013, by and between the Company and GSVAM;

WHEREAS, Consultant, in his role as the Chief Executive Officer (“CEO”) and Chief Investment Officer (“CIO”) of GSVAM, has managed the investment and reinvestment of the assets of the Company;

WHEREAS, GSVAM intends to resign as the Company’s registered investment adviser and Consultant intends to resign from the Board of Directors of the Company (the “Board”) effective as of March 12, 2019, following which date the Company’s management and investment functions will be internalized;

WHEREAS, Consultant has agreed to assist the Company with certain transition services in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Services.

(a)	Upon reasonable request by the Company, Consultant will provide certain transition services to the Company related to the Company’s existing portfolio investments for which Consultant previously had oversight in his role as the CEO and CIO of GSVAM (the “Transition”). Such transition services shall include providing information to the Company regarding such portfolio companies, including as a member of a portfolio company’s board of directors; assisting with the transition of portfolio company board seats as requested by the Company or continuing as a representative on such portfolio company boards, where requested to do so by such company(ies) or as specified to the Company by Consultant on or prior to the date of execution hereof (it being understood that the Company shall control whether or not Consultant may occupy any board seat contractually designated to the Company); making appropriate introductions to representatives of portfolio companies; and providing other similar types of services that the Company may reasonably request (collectively, the “Consulting Services”). For the avoidance of any doubt, the Consulting Services will not include asset management services or services related to the distribution of the Company’s securities.

(b)	Consultant shall devote the time, attention, knowledge, and skills necessary to perform the Consulting Services in a professional, responsible and capable manner.

(c)	Consultant acknowledges and agrees that Consultant has no power or authority to assume any obligations, expressed or implied, on behalf of the Company, to bind the Company, or to hold Consultant out as having such power or authority, except upon express written permission of an authorized officer of the Company.

2.	Compensation. Subject to Section 5, the Company shall pay Consultant a total amount equal to one million two hundred fifty thousand dollars ($1,250,000) for the Consulting Services (“Compensation”), payable in three installments in accordance with the following schedule: (1) the first installment of Compensation will be equal to an amount of five hundred thousand dollars ($500,000) and will be due and payable on the date of filing of the Company’s annual report on Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year ending December 31, 2018; (2) the second installment of Compensation will be equal to an amount of five hundred thousand dollars ($500,000) and will be due and payable on the six-month anniversary of the Effective Date; and (3) the third installment of Compensation will be equal to an amount of two hundred fifty thousand dollars ($250,000) and will be due and payable on the twelve-month anniversary of the Effective Date.

3.	Expenses. Expenses are reimbursable only if approved in advance and in writing by an authorized officer of the Company; provided, however, that the Company shall reimburse Consultant for his legal expenses incurred in connection with the negotiation of this Agreement and related matters up to an amount equal to three-hundred fifty thousand dollars ($350,000), subject to the conditions of reimbursement provided in this Section 3. Any of Consultant’s expenses incurred in providing the Consulting Services, including, but not limited to, overhead, local mileage, travel, accommodations, entertainment, communications and data charges, and office equipment, are the responsibility of Consultant. As a condition of reimbursement, Consultant must submit documentation of any approved expenses within fifteen (15) days of the date such expenses were incurred in a form satisfactory to the Company and consistent with IRS requirements for reimbursable business expenses.

4.	Term. Unless otherwise terminated as provided in Section 5, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for eighteen (18) months (the “Term”). Consultant’s obligation to provide the Consulting Services in accordance with Section 1 and the Company’s obligations to Consultant under this Agreement automatically shall terminate at the end of the Term without further action of either party unless both parties mutually agree, in writing, to extend this Agreement for an additional period.

5.	Termination.

(a)	Expiration of Term. This Agreement will terminate upon expiration of the Term, as set forth in Section 4.

(b)	Termination by Mutual Agreement. Notwithstanding Section 4, each party may terminate Consultant’s services under this Agreement upon mutual agreement of the Company and Consultant. If Consultant’s services are terminated under this Section 5(b), Consultant shall not be entitled to receive any installments of Compensation payable after the date of termination. Consultant shall be entitled to receive any business expenses which the Company had previously agreed to reimburse.

(c)	Termination by the Company without Cause. Notwithstanding the foregoing, the Company may terminate Consultant’s services under this Agreement for any reason at any time. In the event that the Company terminates Consultant’s services under this Agreement without Cause (as defined below), the Company shall remain obligated to pay each unpaid installment of Compensation in accordance with the schedule provided in Section 2, as well as any business expenses which the Company had previously agreed to reimburse.

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(d)	Termination by the Company for Cause. Notwithstanding the foregoing, the Company may terminate Consultant’s services under this Agreement at any time (effective immediately) for Cause; provided, however, that for purposes of this Agreement, to the maximum extent permitted by law, “Cause” shall only include any action or inaction of the Consultant that occurs after the date of this Agreement. Upon any such termination for Cause, Consultant shall not be entitled to receive any installments of Compensation payable on or after the date of termination. Consultant shall be entitled to receive any business expenses which the Company had previously agreed to reimburse.

(e)	Termination by Consultant. Notwithstanding the foregoing, Consultant may terminate his services under this Agreement for any reason at any time. If Consultant’s services are terminated under this Section 5(d), Consultant shall not be entitled to receive any installments of Compensation payable after the date of termination. Consultant shall be entitled to receive any business expenses which the Company had previously agreed to reimburse.

(f)	Termination of Consultant’s services under this Agreement shall not relieve either party of its obligations under this Agreement up to the effective date of termination or of any obligations which, expressly or by their nature, survive the termination, including but not limited to the obligations set forth in Sections 7, 8, 9, 10, 11, 12, 13 and 15.

For purposes of this Agreement, “Cause” means Consultant’s: (i) failure to perform duties and responsibilities pursuant to the terms of this Agreement (other than as a result of death or disability) or any other agreement entered into between Consultant (or his affiliates) and the Company (or its affiliates) after a written notice and a reasonable opportunity to cure (if curable); (ii) a finding by a regulator or court of competent jurisdiction of gross negligence or intentional misconduct in the performance of Consultant’s duties or obligations to the Company; (iii) engaging in conduct that results in improper gain or personal enrichment to Consultant to the detriment of the Company; (iv) commission of any act of fraud, misappropriation, theft or financial dishonesty; (v) indictment, conviction of, guilty plea or pleading of nolo contendere to, any felony or a lesser crime involving dishonesty, fraud, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude; or (vi) violation by Consultant of any of the restrictive covenants (as set forth below in Section 10 of this Agreement).

6.	Relationship of the Parties. The parties agree that the Consulting Services provided by Consultant under this Agreement will be as an independent contractor, and nothing in this Agreement shall be construed to create an employer-employee, principal-agent, or other legal relationship (including but not limited to partnerships or joint ventures) between the Company and Consultant. The manner and means of Consultant’s performance of the Consulting Services are at the discretion and control of Consultant. The Company has no financial responsibility of any kind toward Consultant except for Compensation provided in Section 2 and reimbursement of expenses provided in Section 3. Consultant understands and agrees that as an independent contractor, (a) Consultant is fully responsible for his own federal, state, and local taxes, (b) Consultant is not eligible to participate in any employee benefit program offered by the Company to its employees including, without limitation, any health, disability or life insurance, retirement benefits, or other welfare or pension benefits, (c) Consultant is not covered under the Company’s worker’s compensation insurance or state unemployment insurance coverage, and (d) Consultant is solely responsible for securing, at his own cost, all insurance coverage as may be required by law. Consultant expressly represents that he is an independent contractor under the laws of the United States and the laws of the State of California to the extent that they apply, and acknowledges that the Company is relying upon these representations in forming this Agreement. Consultant shall indemnify and hold harmless the Company against any claims and demands resulting from Consultant’s failure to comply with provisions of this Section 6.

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7.	Ownership of Property. All information, materials, documents, supplies, equipment and other property furnished to Consultant by the Company in connection with the Consulting Services will be and remain the sole property of the Company.

8.	Confidential Information.

(a)	Definition of “Confidential Information”. While performing the Consulting Services, Consultant will have or may be given access to proprietary and confidential information related to the Transition. Such information that is non-public and first communicated to Consultant after the Effective Date and is required in order for Consultant to perform the Consulting Services shall constitute “Confidential Information” for purposes of this Agreement. During the Term and for a period of three (3) years following the termination of the Consulting Services, Consultant agrees to not disclose any Confidential Information to any third party, subject to standard exceptions and written approval by the Company.

(b)	The foregoing will not apply to information that:

(1)	was known to the public prior to its disclosure to Consultant;

(2)	becomes generally known to the public subsequent to disclosure to Consultant through no wrongful direct or indirect act or omission of Consultant or any representative of Consultant;

(3)	Consultant must disclose by applicable law, regulation or legal process (provided that Consultant provides the Company with prior notice of the contemplated disclosure to the extent permitted by law and cooperates with Company at its expense in seeking a protective order or other appropriate protection of such information);

(4)	known to the Consultant prior to the Effective Date, except such information that is related solely to the Company and is known by Consultant to comprise information that the Company treats as confidential; or

(5)	relates to any other business operated, directly or indirectly, by Consultant or GSVAM or their respective affiliates.

9.	Protected Rights. Nothing in this Agreement prohibits Consultant from reporting to any governmental authority information concerning possible violations of law or regulation. Provided Consultant does so consistent with 18 U.S.C. § 1833, Consultant may disclose trade secret information to a government official or to an attorney for the purposes of obtaining legal advice or use it in certain court proceedings without fear of prosecution or liability

10.	Restrictive Covenants.

(a)	Background. Consultant acknowledges that (i) following the resignation of GSVAM, the Company’s management and adviser functions will be internalized and the Company intends to continue such functions and the Company’s business, (ii) the Consulting Services that Consultant performs for the Company are of a unique nature and Consultant’s performance of such services to a competing business will result in irreparable harm to the Company and its affiliates, (iii) Consultant will have material contact with the Company’s employees, and customers, contractors, business partners, potential business partners and other entities who do business with the Company or its affiliates, and (iv) the restrictive covenants contained herein are necessary to protect the goodwill of the management and adviser functions that the Company will internalize, and the Company’s trade secrets and confidential information.

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(b)	Non-Competition. Consultant covenants and agrees that, to the extent permitted by applicable law, during the Term of this Agreement (the “Restricted Period”), Consultant shall not, without prior consent of the Company, compete with the Company by providing investment advisory services (either directly or indirectly through an investment adviser controlled by Consultant) to any public closed-end management investment company (whether traded or non-traded) that makes equity investments in venture or growth stage companies that is registered under, or has elected treatment as a business development company under, the Investment Company Act of 1940.

(c)	Interference with Business Relationships.

(1)	Consultant covenants and agrees that, during the Restricted Period, Consultant shall not, either directly or indirectly, solicit any portfolio company or service provider of the Company to terminate its relationship or otherwise cease doing business in whole or in part with the Company, or interfere with any material relationship between the Company and any of its portfolio companies or service providers so as to cause harm to the Company.

(2)	The Company covenants and agrees that, during the Restricted Period, the Company shall not, either directly or indirectly, solicit any company to terminate its relationship or otherwise cease doing business in whole or in part with GSVAM, or interfere with any material relationship between GSVAM and any company so as to cause harm to GSVAM.

(3)	Notwithstanding the foregoing, the Company and Consultant agree that each party may engage in good faith discussions regarding the operations, structure and ownership of any portfolio company of the Company or any subsidiaries of any such portfolio company, and that any such discussions, and any discussions regarding the sale, financing or refinancing of any portfolio company or any subsidiary of any portfolio company on mutually agreed terms, shall not be deemed to violate this Section 10(d).

(d)	Non-Disparagement. During and at all times following the Term, Consultant covenants and agrees that he shall not, and that he shall use commercially reasonable efforts to ensure that GSVAM and GSVAM’s affiliates, directors, officers and employees do not, either directly or indirectly, disparage the Company or any of its affiliates, officers, directors or employees.

(e)	Standstill. Subject to the provisions of the License Agreement, during the term of the License Agreement and for a period of five (5) years following its termination, Consultant agrees that, and agrees to cause his affiliates to agree that, without the prior approval of a majority of the Board, they will not singly or as part of (i) any partnership, limited partnership or syndicate or (ii) any other group of persons or entities acquiring, holding, voting or disposing of any security which would be required under Section 13(d) of the Exchange Act (as defined below) and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” and such group, a “13D Group”), (a) directly or indirectly, acquire, propose to acquire, or publicly announce or otherwise disclose an intention to propose to acquire, or offer or agree to acquire, by purchase or otherwise, beneficial ownership of any securities of the Company or any Subsequent Fund (“Company Securities”); (b) deposit (either before or after the date of the execution of the License Agreement) any Company Securities in a voting trust or subject any Company Securities to any similar arrangement or proxy with respect to the voting thereof; (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies,” or become a “Participant” in a “solicitation” (as such terms are used in Regulation 14A under the Exchange Act) to seek to advise or influence any person to vote against any proposal or director nominee recommended to the shareholders of the Company or any of its subsidiaries by at least a majority of the Board; (d) form, join or in any way participate in a 13D Group with respect to any Company Securities; (e) commence (including by means of proposing or publicly announcing or otherwise disclosing an intention to propose, solicit, offer, seek to effect or negotiate) a merger, acquisition or other business combination transaction relating to the Company; (f) initiate a “proposal,” as such term is used in Rule 14a-8 under the Exchange Act, “propose,” or otherwise solicit the approval of, one or more stockholders for a “proposal” or induce or attempt to induce any other person to initiate a “proposal;” (g) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company; or (h) take any other action to seek or effect control of the Company other than in a manner consistent with the terms of the License Agreement. For the purposes of this Agreement, “Subsequent Fund” means any public closed-end management investment company (including, but not limited to, a business development company) that succeeds to or otherwise continues the business currently conducted by the Company.

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11.	Injunctive Relief. Each party acknowledges, understands and agrees that a breach by such party of Sections 8, 10 and 12 will cause irreparable injury to the other party, and that no adequate or complete remedy at law is available for such breach. Accordingly, the parties (i) agree that each party will be entitled to enforcement of Sections 8, 10, and 12 by injunction, and (ii) irrevocably waive any defense based on the adequacy of the remedy at law which might be asserted as a bar to injunctive relief.

12.	Non-Disparagement by Company. During and at all times following the Term, the Company covenants and agrees that it shall not, and that it shall use commercially reasonable efforts to ensure its affiliates, directors, officers and employees do not, either directly or indirectly, disparage Consultant or GSVAM or any of their respective affiliates, officers, members, directors or employees.

13.	Indemnification.

(1)	Consultant agrees to defend, indemnify and hold harmless the Company, its affiliates, and all of their respective owners, board members, managers, officers, employees, and agents (collectively, the “Company Indemnitees”) against any third-party claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that: (i) it is based upon or alleges conduct that constitutes a material breach of any representations, warranties, or agreements by Consultant contained herein; or (ii) it arises out of any act or omission that constitutes gross negligence or intentional or willful misconduct on the part of Consultant in connection with the performance of Consultant’s duties under this Agreement. The obligation of Consultant to indemnify Company Indemnitees shall survive the expiration or earlier termination of this Agreement.

(2)	The Company agrees to defend, indemnify and hold harmless Consultant, GSVAM, and all of their respective owners, board members, managers, officers, employees, and agents (collectively, the “Consultant Indemnitees”) against any third-party claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that: (i) it is based upon or alleges conduct that constitutes a material breach of any representations, warranties, or agreements by the Company contained herein; or (ii) it arises out of any act or omission that constitutes gross negligence or intentional or willful misconduct on the part of the Company in connection with the performance of the Company’s duties under this Agreement. The obligation of the Company to indemnify Consultant Indemnitees shall survive the expiration or earlier termination of this Agreement.

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14.	Compliance with Laws. This Agreement and the Consulting Services performed hereunder are subject to, and each of the Company and Consultant hereby agrees to fully observe and comply with, all applicable federal, state, and local laws and regulations.

15.	Cooperation. Each of the Company and Consultant shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Term or as a result of Consultant providing the Consulting Services under this Agreement. This provision shall survive any termination of the Consulting Services under this Agreement.

16.	Miscellaneous.

(a)	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement, and supersedes any prior communications, whether oral or written, between the parties concerning the subject matter of this Agreement.

(b)	Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions of this Agreement will remain in full force and effect.

(c)	Waiver. A party’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. A party’s waiver of any breach of this Agreement will not act as a waiver of any other breach.

(d)	Advice of Counsel. Each of the Company and Consultant acknowledges that (a) it has read this Agreement in its entirety, understands it and agrees to be bound by its terms and conditions, and has been granted the opportunity to ask questions of, and to receive answers from Consultant’s legal counsel concerning the terms and conditions of this Agreement; (b) it has been advised to seek independent legal advice and has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and (c) it is entering into this Agreement voluntarily.

(e)	Amendments. This Agreement may not be amended or modified except in writing signed by both parties.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one instrument binding on all the parties.

(g)	Successors and Assigns. Consultant shall not assign or transfer any rights or obligations under this Agreement. The Company may assign this Agreement, in part or in whole, to any affiliate or to any person or entity that acquires from the Company, or any successor or assign, all or any portion of the operations for which Consultant is working or had worked (whether direct or indirect, by purchase, merger, consolidation, or otherwise). This Agreement is binding upon the parties, and inures to the benefit of the parties and the Company’s successors and assigns.

(h)	Notices. Any notice that is required or permitted to be given under this Agreement will be in writing, and will be deemed given upon the earlier of: (i) receipt, if delivered personally; (ii) three days after being sent by registered or certified mail, postage prepaid, return receipt requested; or (iii) one day after being sent by a nationally recognized overnight courier. Such notice will be sent or delivered to the address set forth in the signature block of each party below, or to such other address as a party may designate by written notice in accordance with this Section.

(i)	Governing Law. This Agreement is subject to and shall be interpreted under the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. Each party submits to the exclusive jurisdiction of any state or federal court with jurisdiction in San Francisco, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding will be heard and determined in any such court.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties agree to and accept the above terms, effective on the date set forth above.

MICHAEL T. MOE		GSV CAPITAL CORP.

Signed:	/s/ Michael T. Moe	Signed:	/s/ Mark D. Klein
		Name:	Mark D. Klein
		Title:	Chief Executive Officer and President

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